Exhibit 3.1

AMENDMENT TO

BYLAWS

OF

LIFE STORAGE, INC.

Sections 7.01, 10.01 and 10.02 of the Bylaws of LIFE STORAGE, INC. are hereby deleted in their entirety and replaced with the following:

Section 7.01 INDEMNIFICATION TO THE EXTENT PERMITTED BY LAW. Unless the Board of Directors otherwise determines prospectively in the case of any one or more specified individuals, the Corporation shall indemnify, to the full extent permitted by the MGCL, any person who is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise (an “Indemnified Person”), including the advancement of expenses under procedures provided under such law; provided, however, that no indemnification shall be provided for expenses relating to any willful or grossly negligent failure to make disclosures required by the next to last sentence of Sections 2.02 hereof as applied to Directors and officers respectively. The rights to indemnification and advance of expenses provided by these Bylaws shall vest immediately upon election of a director or officer. Neither the amendment nor repeal of this Section 7.01, nor the adoption or amendment of any other provision of the charter of the Corporation or these Bylaws inconsistent with this Section 7.01, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 10.01 BY DIRECTORS. The Board of Directors shall have the power, at any annual or regular meeting, or at any special meeting if notice thereof is included in the notice of such special meeting, to alter or repeal any Bylaws of the Corporation and to make new Bylaws.

Section 10.02 BY STOCKHOLDERS. The Stockholders, by affirmative vote of a majority of the shares of common stock of the Corporation entitled to vote thereon, shall have the power, at any annual meeting (subject to the requirements of Section 1.03), or at any special meeting if notice thereof is included in the notice of such special meeting, to alter or repeal any Bylaws of the Corporation and to make new Bylaws.

Except as herein amended, the provisions of the Bylaws shall remain in full force and effect.

Adopted and effective as of May 18, 2017.